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                                                           (HANOVER DIRECT LOGO)

FOR IMMEDIATE RELEASE

CONTACT: Hanover Direct, Inc.                               The MWW Group
         Charles Blue                                       Rich Tauberman
         S.V.P. & Chief Financial Officer                   Tel: (201) 507-9500
         Tel: (201) 272-3389


             HANOVER DIRECT ANNOUNCES THE CLOSING AND FUNDING OF A NEW LOAN FACILITY AND AN AMENDMENT OF ITS EXISTING CREDIT FACILITY INCREASING LIQUIDITY BY APPROXIMATELY $25 MILLION


EDGEWATER, NJ, July 12, 2004 - Hanover Direct, Inc. (AMEX: HNV) today announced that it has closed and funded into a $20 million junior secured term loan facility with Chelsey Finance, LLC, an affiliate of its controlling shareholder, Chelsey Direct LLC. The Term Loan Facility is for a three-year term, subject to earlier maturity upon the occurrence of a change in control or sale of the Company, and carries an interest rate of 5% above the prime rate publicly announced by Wachovia Bank, N.A., payable currently. The Term Loan Facility is secured by a second priority lien on the assets of the Company. In connection therewith, Chelsey Finance concurrently entered into an intercreditor and subordination agreement with the Company's senior secured lender, Congress Financial Corporation.

In consideration for providing the Term Loan Facility to the Company, Chelsey Finance received a closing fee, which was paid in cash, and will receive a warrant to purchase 30% of the fully diluted shares of common stock of the Company. Pending shareholder approval of such issuance, Chelsey Finance received a warrant to purchase a newly-issued series of nonvoting preferred stock of the Company that will be automatically exchanged for such common stock warrant upon the receipt of shareholder approval of the issuance thereof, which is anticipated at the Company's 2004 Annual Meeting of Shareholders scheduled for August 12, 2004. In connection with the closing of the Term Loan Facility, Chelsey Direct received a waiver fee payable in common stock of the Company in consideration for the waiver by Chelsey Direct of its blockage rights over the issuance of senior securities.

The terms of the Term Loan Facility with Chelsey Finance were approved by the Company's Audit Committee, all of whose members are independent, and the Company's Board of Directors.

Concurrently with the closing of the Term Loan Facility with Chelsey Finance, the Company amended its existing senior credit facility with Congress to (1) release certain existing availability reserves and remove the excess loan availability covenant, increasing availability to the Company by approximately $10 million, (2) reduce the amount of the maximum credit, the revolving loan limit and the inventory and accounts sublimits of the borrowers,
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(3) defer for three months the payment of principal with respect to the Tranche
A Term Loan, (4) modify certain provisions of the Congress Credit Facility with respect to asset sales and the application of proceeds thereof by borrowers, (5) extend the term of the Congress Credit Facility until July 8, 2007, and (6) permit the secured indebtedness to Chelsey Finance arising under the Term Loan Facility and certain other transactions in connection with th Term Loan Facility. The amendment required the payment of fees to Congress.

Together, these two arrangements have increased the Company's liquidity by approximately $25 million. Proceeds from the Term Loan Facility with Chelsey Finance have been used to repay the Tranche B Term Loan of approximately $4.9 million under the Congress Credit Facility and to pay fees and expenses in connection with the two transactions and will provide ongoing working capital for the Company.

ABOUT HANOVER DIRECT, INC.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.